Exhibit 99.1

ATI Physical Therapy Reports Second Quarter 2021 Results; Revises 2021 Forecast

BOLINGBROOK, IL – July 26, 2021 – ATI Physical Therapy – (“ATI” or the “Company”) (NYSE: ATIP), the largest independent outpatient physical therapy provider in the United States, today reported financial results for the second quarter ended June 30, 2021.

“I would like to thank our nationwide team for their dedication, service and tireless effort providing the highest quality clinical care to our patients that makes ATI a leader in the large and growing physical therapy industry,” said Labeed Diab, Chief Executive Officer. “We are seeing growing demand for ATI’s services, and visit volume increased during the second quarter. However, the acceleration of attrition among our therapists in the second quarter and continuing into the third quarter, combined with the intensifying competition for clinicians in the labor market, prevented us from being able to meet the demand we have and increased our expectations for labor costs. We are implementing a range of actions related to compensation, staffing levels and other items to retain and attract therapists across our platform to meet our currently underserved patient demand. We expect therapist headcount to be below previously anticipated levels for 2021 which, combined with elevated costs for therapists and an unfavorable revenue mix, has caused us to reduce our forecast for 2021. We continue to have confidence in the underlying fundamentals driving our business and our ability to leverage our strong position in the market to drive growth and value over time.”

Joe Jordan, Chief Financial Officer of ATI Physical Therapy, added, “We reduced our leverage and enhanced our financial flexibility as a result of completing the business combination. We believe that the combination of our strong balance sheet and underlying industry fundamentals, along with the actions we are taking to restore our staffing levels, will enable us to navigate the headwinds we are experiencing and position the company for long-term growth.”

As previously announced, on June 16, 2021, ATI completed its business combination with Fortress Value Acquisition Corp. II (“FVAC II”), a special purpose acquisition company. Immediately following, the Company began operating as “ATI Physical Therapy, Inc.” and its Class A common stock was listed on the New York Stock Exchange. In connection with the closing of the business combination, ATI utilized proceeds from the transaction to reduce its outstanding gross debt to $561.2 million.

Second Quarter 2021 Performance Summary

Summary of key performance results in second quarter 2021, in addition to prior sequential quarter and prior comparative quarter, were as follows ($s in millions, except on per visit basis):

	Q2 2021	Q1 2021	Q2 2020
Visits per Day (000’s)	21.6	19.5	12.6
growth rate, quarter over quarter	10.5%	—	—
growth rate, year over year	70.6%	—	—
Rate per Visit	$106.26	$107.56	$117.41
growth rate, quarter over quarter	(1.2)%	—	—
growth rate, year over year	(9.5)%	—	—
Net Operating Revenue	$164.0	$149.1	$107.8
growth rate, quarter over quarter	10.0%	—	—
growth rate, year over year	52.1%	—	—
Clinic Salaries and Related Costs	$80.9	$80.7	$54.0
As % net operating revenue	49.3%	54.1%	50.1%
Net (Loss) Income before Taxes	$(5.5)	$(28.3)	$8.2
Net (loss) income before taxes margin	(3.4)%	(19.0)%	7.6%
Net (Loss) Income (1)	—	$(17.8)	$4.6
Net (loss) income margin	—	(12.0)%	4.3%
Adjusted EBITDA (2)	$24.0	$5.6	$45.5
Adjusted EBITDA margin	14.6%	3.8%	42.2%
Net (Decrease) Increase in Cash	$(7.1)	$(44.5)	$93.4

(1)

At this time, we are not yet able to calculate Income tax expense without unreasonable efforts, and accordingly, Net income (loss) for the quarter ended June 30, 2021 and will provide such totals in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 when filed. A reconciliation of our non-GAAP results to our GAAP results is included in the accompanying tables. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)

A reconciliation of our non-GAAP results to our GAAP results is included in the accompanying tables. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

•

Visits per Day (“VPD”) were 21,569, compared to 19,520 in the first quarter of 2021 and 12,643 in the second quarter of 2020, an increase of 10.5% quarter over quarter and 70.6% year over year as a result of continued volume increases as COVID-19 restrictions in local markets evolved and referral levels improved, steadily increasing demand for our services.

•

Rate per Visit (“RPV”) was $106.26, compared to $107.56 in the first quarter of 2021 and $117.41 in the second quarter of 2020, a decrease of 1.2% quarter over quarter and 9.5% year over year driven by a faster rebound in lower reimbursing vs. higher reimbursing payors and state mix shift.

•

Net operating revenue was $164.0 million, compared to $149.1 million in the first quarter of 2021 and $107.8 million in the second quarter of 2020, an increase of 10.0% quarter over quarter and 52.1% year over year. The increase was driven by higher patient visit volumes, partially offset by lower RPV.

•

Clinic salaries and related costs were $80.9 million, compared to $80.7 million in the first quarter of 2021 and $54.0 million in the second quarter of 2020. Clinic salaries and related costs as a percentage of net operating revenue were 49.3%, compared to 54.1% in the first quarter of 2021 and 50.1% in the second quarter of 2020. The decreasing expense ratio was primarily driven by higher clinic labor productivity.

•

Net (loss) income before taxes was $(5.5) million, compared to $(28.3) million in the first quarter of 2021 and $8.2 million in the second quarter of 2020. Net (loss) income before taxes margin was (3.4)%, compared to (19.0)% in the first quarter of 2021 and 7.6% in the second quarter of 2020.

•

Net (loss) income was $(17.8) million in the first quarter of 2021 and $4.6 million in the second quarter of 2020. Net (loss) income margin was (12.0)% in the first quarter of 2021 and 4.3% in the second quarter of 2020. At this time, ATI is not yet able to calculate income tax expense for the second quarter 2021 without unreasonable efforts and, accordingly, second quarter 2021 net income (loss) will not be reported until the company files its quarterly report on Form 10-Q for the quarterly period ended June 30, 2021.

•

Adjusted EBITDA was $24.0 million, compared to $5.6 million in the first quarter of 2021 and $45.5 million (which includes CARES Act Provider Relief Funds of $44.3 million) in the second quarter of 2020. Adjusted EBITDA margin was 14.6%, compared to 3.8% in the first quarter of 2021 and 1.1% (excluding CARES Act Provider Relief Funds of $44.3 million) in the second quarter of 2020. The increase in margin was primarily driven by higher clinic labor productivity and the operating leverage inherent in our business model.

•

Net (decrease) increase in cash was $(7.1) million, compared to $(44.5) million in the first quarter of 2021 and $93.4 million in the second quarter of 2020 (including $118.2 million of cash flow resulting from the CARES Act Provider Relief Funds and MAAPP).

Summary of key balance sheet items as of end of second quarter 2021 were as follows:

•	Cash and cash equivalents totaled $90.6 million. The revolving credit facility was undrawn with available capacity of $68.8 million, net of usage by letters of credit.

•

Gross debt totaled $559.1 million, and net debt (i.e. gross debt less $90.6 million of unrestricted cash) was $468.5 million. With the latest twelve months Adjusted EBITDA of $112.8 million as of June 30, 2021, gross and net debt leverage ratios were 5.0x and 4.2x, respectively.

Other notable achievements in the second quarter 2021 were as follows:

•	Opened 10 new clinics with locations primarily in Georgia, Massachusetts, and Texas; nine of which were de novo sites, and one of which was an acqui-novo clinic.

•	VPD per clinic was 24.3, compared to 22.2 in the first quarter of 2021 and 14.6 in the second quarter of 2020, an increase of 9.5% quarter over quarter and 66.4% year over year.

Medicare Accelerated and Advance Payment Program (“MAAPP”) and Deferred Social Security Taxes

Pursuant to the CARES Act, expansion of the Medicare Accelerated and Advance Payment Program (“MAAPP”) funds allowed healthcare providers to apply to receive advanced payments for future Medicare services, with the expectation that the advanced funds would offset reimbursement from Medicare when such future services are provided based on the terms of the program.

The Company applied for and attained approval from the Centers for Medicare & Medicaid Services (“CMS”) and received $26.7 million of MAAPP funds in April 2020. The Company repaid $3.8 million in MAAPP funds in the second quarter of 2021, and $22.6 million of the funds were recorded within accrued expenses and other liabilities and $0.3 million within other non-current liabilities on the balance sheet as of June 30, 2021.

In addition, the Company elected to defer depositing the employer portion of the Social Security taxes for payments due from March 27, 2020 through December 31, 2020, interest-free and penalty-free. Related to these payments, as of June 30, 2021, $5.5 million is included in accrued expenses and other liabilities and $5.5 million is included in other non-current liabilities.

2021 Earnings Forecast

For full year 2021, ATI is now projecting revenue to be in the range of $640 million to $670 million and Adjusted EBITDA to be in the range of $60 million to $70 million, down from $731 million and $119 million, respectively. ATI does not intend to provide revenue guidance as a future guidance metric. The revised expectations reflect the impact of the following developments which are partially offset by continued strong demand for ATI’s services:

•

The acceleration of attrition in the second quarter and continuing into the third quarter caused, in part, by changes made during the COVID-19 pandemic related to compensation, staffing levels and support for clinicians. ATI has taken swift actions to offset those changes, but the company expects the impact of attrition in the second and third quarters will impact overall profitability for the year.

•

Labor market dynamics that increased competition for the available physical therapy providers in the workforce, creating wage inflation and elevated employee attrition at ATI, negatively affecting our ability to capitalize on continued customer demand.

•

Decrease in rate per visit primarily driven by continuing less favorable payor and state mix when compared to pre-pandemic profile, with general shift from workers compensation and auto personal injury to commercial and government, and further impacted by mix-shift out of higher reimbursement states.

Largely in response to the accelerated attrition, ATI is lowering its estimate for new clinic openings, (i.e., de novo and acqui-novo clinics), to be in the range of 55 to 65 clinics from 90 clinics. Our ability to achieve our revised forecast for the remainder of 2021 depends upon a number of factors, including the success of a number of steps being taken to significantly reduce attrition of physical therapists and significant hiring of physical therapists.

The Company has determined that the revision to its 2021 forecast constitutes an interim triggering event that requires further analysis with respect to potential impairment to goodwill and trade name intangible assets. Accordingly, the Company is currently performing interim quantitative impairment testing during the third quarter of 2021. If it is determined that the fair value amounts are below the respective carrying amounts, the Company will record an impairment charge which could be material.

Conference Call

ATI Physical Therapy will host a conference call to discuss second quarter 2021 results on July 26, 2021 at 8:00 a.m. Eastern Time. The conference call can be accessed via a live audio webcast at Q2 2021 Earnings Conference Call. Information may also be found on the Company’s website at www.atipt.com. To join, please access the web link at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our approximate 900 locations across the U.S. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards that deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to home health, outpatient clinical services and online physical therapy via its online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding 2021 forecast and other estimates of financial and performance metrics and market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of ATI’s management and are not predictions of actual performance. These forward-looking statements are estimates only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of ATI. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to:

(i)	changes in domestic and foreign business, market, financial, political and legal conditions, including shifts and trends in payor mix;

(ii)	the ability to maintain the listing of the Company’s securities on NYSE;

(iii)	the ability of the Company to realize the anticipated benefits of the business combination;

(iv)	risks related to the rollout of ATI’s business strategy and the timing of expected business milestones;

(v)

the effects of competition on ATI’s future business and the ability of ATI to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

(vi)	the ability of the Company to retain and to hire physical therapists consistent with its business plan;

(vii)	the outcome of any legal proceedings that may be instituted against the Company or any of its directors or officers, following the announcement of the business combination;

(viii)	the ability of the Company to issue equity or equity-linked securities or obtain debt financing in the future;

(ix)	risks related to political and macroeconomic uncertainty;

(x)	the impact of the global COVID-19 pandemic on any of the foregoing risks; and

(xi)

those factors discussed in FVAC II’s definitive proxy statement relating to the business combination filed with the SEC on May 14, 2021 under the heading “Risk Factors,” and other documents filed by FVAC II or ATI, or to be filed, with the SEC.

More detailed information about these and other risks that should be considered are under “Risk Factors” in the resale registration statement on Form S-1 filed on July 9, 2021, any amendments thereto, and other subsequent filings that are or will be filed with the Securities and Exchange Commission.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements, including our forecast update. There may be additional risks that ATI does not presently know or that ATI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements in this communication reflect ATI’s expectations, plans or forecasts of future events and views as of the date of this communication. ATI anticipates that subsequent events and developments will cause ATI’s assessments with respect to these forward-looking statements to change. However, while ATI may elect to update these forward-looking statements at some point in the future, ATI specifically disclaims any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing ATI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.” We believe Adjusted EBITDA and Adjusted EBITDA margin (i.e. Adjusted EBITDA divided by Net Operating Revenue) assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Information provided for the twelve months ended June 30, 2021 (or LTM) refers to the four-quarter period ended June 30, 2021. We regularly compute and review our key GAAP and non-GAAP measures on a last twelve months basis as it is used by management and our board of directors to assess our financial performance. Measures calculated on an LTM basis are also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. All financial measures presented on an LTM basis are derived from our consolidated financial statements and related notes, except that information for the most recent quarter remains subject to completion.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

We have reconciled Adjusted EBITDA to Net income (loss) for all historical periods. We are not able to reconcile to Net income (loss) for the period ended June 30, 2021 at this time, because the information necessary to complete that reconciliation is not yet available without unreasonable effort, and will provide such reconciliation in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 when filed, and are not able to provide a reconciliation for Adjusted EBITDA forecast for future periods. Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Investor Contact:

Joanne Fong

SVP, Treasurer and Investor Relations

630-296-2222 x 7131

investors@atipt.com

Media Contact:

Clifton O’Neal

Director, Corporate Communications

630-296-2223 x 7993

Clifton.Oneal@atipt.com

ATI Physical Therapy

Consolidated Condensed Operations Data

($ in thousands)

(unaudited)

(preliminary)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net patient revenue	$146,679	$95,003	$278,950	$259,942
Other revenue	17,354	12,751	34,145	30,550

Net operating revenue	164,033	107,754	313,095	290,492
Clinic operating costs:
Salaries and related costs	80,917	53,966	161,571	149,315
Rent, clinic supplies, contract labor and other	44,079	38,708	87,375	84,137
Provision for doubtful accounts	3,585	3,941	10,756	9,961

Total clinic operating costs	128,581	96,615	259,702	243,413
Selling, general and administrative expenses	26,391	24,791	51,117	48,262

Operating income (loss)	9,061	(13,652)	2,276	(1,183)
Change in fair value of warrant liability	(4,539)	—	(4,539)	—
Change in fair value of contingent common shares liability	(20,948)	—	(20,948)	—
Loss on settlement of redeemable preferred stock	14,037	—	14,037	—
Interest expense, net	15,632	17,683	31,719	35,541
Interest expense on redeemable preferred stock	4,779	4,604	10,087	8,981
Other expense (income), net	5,626	(44,103)	5,779	(43,971)

(Loss) income before taxes	(5,526)	8,164	(33,859)	(1,734)

Income tax expense (1)		3,568		1,776

Net income (loss)(1)		$4,596		$(3,510)

(1)

At this time, we are not yet able to calculate Income tax expense, and accordingly, Net income (loss) for the periods ended June 30, 2021 and will provide such totals in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 when filed.

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

(preliminary)

	Twelve months ended	Three months ended June 30,		Six months ended June 30,
	June 30, 2021	2021	2020	2021	2020
(Loss) income before taxes	$(30,358)	$(5,526)	$8,164	$(33,859)	$(1,734)
Income tax expense(1)			3,568		1,776

Net income (loss)(1)			4,596		(3,510)
Plus (minus):
Net income attributable to non-controlling interest	(4,449)	(1,252)	(1,855)	(2,561)	(3,185)
Income tax expense(1)			3,568		1,776
Interest expense, net	65,469	15,632	17,683	31,719	35,541
Interest expense on redeemable preferred stock	20,137	4,779	4,604	10,087	8,981
Depreciation and amortization expense	38,720	9,149	9,763	18,768	19,748

EBITDA	$89,519	$22,782	$38,359	$24,154	$59,351
Changes in fair value of warrant liability and contingent common shares liability(2)	(25,487)	(25,487)	—	(25,487)	—
Loss on debt extinguishment(3)	5,534	5,534	—	5,534	—
Loss on settlement of redeemable preferred stock(4)	14,037	14,037	—	14,037	—
Transaction and integration costs(5)	10,320	3,580	100	6,498	968
Share-based compensation	4,593	3,112	466	3,616	960
Pre-opening de novo costs(6)	1,578	441	268	875	862
Reorganization and severance costs(7)	5,477	—	1,255	362	2,397
Business optimization costs(8)	2,969	—	5,011	—	7,408
Charges related to lease terminations(9)	4,253	—	—	—	—

Adjusted EBITDA	$112,793	$23,999	$45,459	$29,589	$71,946

(1)

We have reconciled Adjusted EBITDA to Net income (loss) for all historical periods. At this time, we are not yet able to reconcile to Net income (loss) for the periods ended June 30, 2021 and will provide such reconciliation in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 when filed.

(2)	Represents non-cash charges related to the change in the estimated fair value of Warrants, Earnout Shares and Vesting Shares
(3)

Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan

(4)

Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the Business Combination

(5)

Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company

(6)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening
(7)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions
(8)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily related to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives

(9)	Represents charges related to lease terminations prior to the end of term for corporate facilities no longer in use